Exhibit 99.1

United Security Bancshares, Inc. Reports Improved First Quarter Results

Net Income Rises to $886,000 in First Quarter

THOMASVILLE, Ala.--(BUSINESS WIRE)--May 6, 2013--United Security Bancshares, Inc. (NASDAQ: USBI) today reported an increase in net income for the first quarter ended March 31, 2013, compared with the first quarter of 2012. Net income rose to $886,000, or $0.15 per diluted share, for the first quarter ended March 31, 2013, compared with a net loss of $(1.2) million, or $(0.21) per diluted share, for the first quarter of 2012.

“We are pleased with United Security’s solid recovery in earnings over the past year and our progress in reducing non-performing assets,” stated James F. House, President and CEO of United Security Bancshares, Inc. “This was our fourth consecutive quarter of positive earnings, third consecutive quarter of reducing other real estate owned (OREO) and second consecutive quarter of reducing non-performing assets. We are pleased with the improvement in our asset quality over the past year, and this has been a key driver in our improved earnings performance.”

“We reduced non-performing assets 25% from the highs reached last year. We have reduced OREO, and our non-accrual loans are down over $10 million since the peak in 2012. Our charge-offs and write-downs of OREO are also down substantially from the first quarter of last year. We are making noticeable progress in improving our asset quality and remain focused on resolving problem loans and selling OREO to improve our earnings potential.”

“We expect that our major challenge in 2013 will be adding quality loans to replace loans that will pay off this year. Loan demand remains soft in many of our markets due to weak demand for commercial loans as well as residential and commercial real estate loans, which historically have been primary drivers for new loans. We are fortunate to have weathered the recession and emerge with a strong capital base to support our future growth as the economy improves,” continued Mr. House.

First Quarter Results

Net income rose to $886,000, or $0.15 per diluted share, for the first quarter of 2013, compared with a net loss of $(1.2) million, or $(0.21) per diluted share, for the first quarter of 2012.

“Our improved profitability over the past year has strengthened our capital ratios. We maintained our ‘well capitalized’ rating, the highest regulatory rating, throughout the recession without any assistance from the Federal government,” stated Mr. House. “First quarter 2013 total risk-based capital rose to 18.1% for the holding company and 18.2% for First United Security Bank, compared with the regulatory requirement of 10.0% for a well-capitalized institution and the minimum regulatory requirement of 8.0%. Tier 1 risk-based capital increased to 16.8% for the holding company and 16.9% for the bank, both measures significantly above the regulatory requirement of 6.0% for a well-capitalized institution and the minimum regulatory requirement of 4.0%. Also, the Tier 1 leverage ratio increased to 10.7% for both the holding company and the bank.”

Interest income totaled $8.6 million for the quarter ended March 31, 2013, compared with $10.0 million for the quarter ended March 31, 2012. Net interest margin improved to 6.1%, compared with 6.0% in the first quarter of 2012. The increase in net interest margin was due primarily to lower cost of funds compared with the first quarter of the prior year.

Net loans declined to $321.0 million in the first quarter of 2013, compared with $337.4 million at December 31, 2012. The decrease in net loans was due to loan payoffs and write-downs outpacing new loan production. An overall weak economy in the bank’s markets, primarily centered in the real estate sector, has been a significant factor in lower loan demand over the past year.

Interest expense declined 46% to $789,000 in the first quarter of 2013, compared with $1.5 million in the first quarter of 2012. The decline in interest expense was due primarily to lower average rates paid on interest bearing deposits.

Provision for loan losses declined to $506,000 in the first quarter of 2013, or 0.6% of annualized average loans, compared with $2.2 million, or 3.8% of annualized average loans, in the first quarter of 2012. Net charge-offs declined to $3.0 million in the first quarter of 2013, compared with $3.7 million in the first quarter of 2012.

Total non-interest income increased to $1.6 million in the first quarter of 2013, compared with $1.3 million in the first quarter of the prior year. The increase was due primarily to higher other income that included a $484,000 prepayment penalty from the early payoff of a mortgage backed pool, partially offset by lower service and other charges on deposit accounts and credit life insurance income.

Non-interest expense declined to $7.7 million in the first quarter of 2013, compared with $9.8 million in the first quarter of 2012. The decrease in non-interest expense resulted primarily from a $2.4 million decrease in total expenses related to OREO compared with the prior year’s first quarter. Impairment costs for OREO declined 93% to $197,000 in the first quarter of 2013, compared with $2.8 million in the first quarter of 2012. OREO totaled $12.4 million at March 31, 2013, a 15.4% decline from $14.6 million at March 31, 2012, representing the third consecutive quarterly decrease in OREO.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In Thousands of Dollars, Except Per Share Data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and Due from Banks	$9,364	$12,181
Interest-Bearing Deposits in Other Banks	59,235	41,945
Total Cash and Cash Equivalents	68,599	54,126
Federal Funds Sold	5,000	5,000
Investment Securities Available-for-Sale, at fair value	92,396	92,614
Investment Securities Held-to-Maturity, at amortized cost	26,166	21,136
Federal Home Loan Bank Stock, at cost	681	936
Loans, net of allowance for loan losses of $16,793 and $19,278, respectively	321,007	337,400
Premises and Equipment, net	8,784	8,903
Cash Surrender Value of Bank-Owned Life Insurance	13,392	13,303
Accrued Interest Receivable	2,701	3,101
Investment in Limited Partnerships	836	836
Other Real Estate Owned	12,382	13,286
Other Assets	12,695	16,492
Total Assets	$564,639	$567,133

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$486,782	$489,034
Accrued Interest Expense	291	413
Other Liabilities	8,165	8,401
Short-Term Borrowings	399	638
Total Liabilities	495,637	498,486
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares authorized; 7,327,560 shares issued; 6,023,622 shares outstanding	73	73
Surplus	9,284	9,284
Accumulated Other Comprehensive Income, net of tax	2,608	3,139
Retained Earnings	78,173	77,287
Less Treasury Stock: 1,303,938 shares at cost	(21,123)	(21,123)
Noncontrolling Interest	(13)	(13)

Total Shareholders’ Equity	69,002	68,647

Total Liabilities and Shareholders’ Equity	$564,639	$567,133

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands of Dollars, Except Per Share Data)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

INTEREST INCOME:
Interest and Fees on Loans	$7,910	$9,083
Interest on Investment Securities	684	927
Total Interest Income	8,594	10,010

INTEREST EXPENSE:
Interest on Deposits	787	1,375
Interest on Borrowings	2	85
Total Interest Expense	789	1,460

NET INTEREST INCOME	7,805	8,550

PROVISION FOR LOAN LOSSES	506	2,215

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,299	6,335

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	590	628
Credit Life Insurance Income	110	119
Other Income	923	527
Total Non-Interest Income	1,623	1,274

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	4,012	3,764
Occupancy Expense	461	447
Furniture and Equipment Expense	283	310
Impairment on Other Real Estate	197	2,834
Loss on Sale of Other Real Estate	445	194
Other Expense	2,294	2,279
Total Non-Interest Expense	7,692	9,828

INCOME (LOSS) BEFORE INCOME TAXES	1,230	(2,219)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	344	(982)

NET INCOME (LOSS)	$886	$(1,237)

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE	$0.15	$(0.21)

DIVIDENDS PER SHARE	$-	$-

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424